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                                                                    EXHIBIT 99.1
CONTACT:
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Ann Candelario
INS Investor Relations
(408) 542-0151
ann candelario@ins.com
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International Network Services Announces 3-For-2 Stock Split

SUNNYVALE, CA - March 4, 1999 - International Network Services (INS) (Nasdaq:
INSS), a global provider of network consulting and software solutions, today announced that its Board of Directors has approved a three-for-two stock split.

Stockholders on the record date of March 15, 1999 will be entitled to one additional share for every two shares they own on that date. New shares will be issued by the company's transfer agent, ChaseMellon Shareholder Services, on April 5, 1999. The date on which the shares will begin trading at the split price is April 6, 1999. As of January 31, 1999 there were approximately 38 million shares outstanding. Following the stock split, the company will have approximately 57 million shares outstanding.

"This is the first stock split for INS since we became publicly traded in 1996. We believe this split will benefit our stockholders by improving trading liquidity and broadening the ownership of INS' shares as we pursue our overall growth strategies," said John Drew, INS President and Chief Executive Officer.

About INS:

International Network Services (INS) is a global provider of network consulting and software solutions. INS provides professional services for the full life cycle of a network, including planning, design, implementation, operations and optimization, and maintains expertise in the most complex network technologies and multi-vendor environments. Through its INSoft Division, INS offers industry leading software solutions for managing and optimizing application-ready networks. As of December 31, 1998, INS had 1,758 employees and provided service from 41 locations. INS' headquarters are located at 1213 Innsbruck Drive, Sunnyvale, CA 94089. The INS Web site is located at http://www.ins.com. INS is a
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public company, trading under the Nasdaq symbol INSS.

Please see our website at www.ins.com, for answers to some commonly asked
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questions about stock splits.